Exhibit 10(g)


               DESCRIPTION OF COMPENSATORY ARRANGEMENT
                              WITH
                          DEREK BONHAM




Mr. Bonham will remain as a non-executive director of The Energy Group
Limited and serve as an advisor to the Texas Utilities Company Board of Directors for a period from July 31, 1998 to December 31, 1999. Termination of this appointment is subject to three months' notice which in any event cannot be given by either party before September 30, 1999, to expire no earlier than December 31, 1999. This appointment can continue beyond December 31, 1999 and will thereafter be subject to three months' notice to terminate by either party.

The duties to be undertaken by Mr. Bonham during this appointment will consist of attending Texas Utilities' board of directors meetings where possible and in any event providing advisory services for not more than three days per month over each calendar 12-month period of this appointment and otherwise as mutually agreed upon.

While Mr. Bonham serves in the foregoing capacities, he will be compensated at the rate of 100,000 pounds per year and will be provided with certain incidental benefits including administrative support, transportation expenses and health insurance.